EXECUTION COPY











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                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                        ENERGY SERVICES ACQUISITION CORP.


                                       AND


                              S. T. PIPELINE, INC.



                          DATED AS OF JANUARY 22, 2008




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                   TABLE OF CONTENTS
                                                                            Page


ARTICLE I. CERTAIN DEFINITIONS.................................................1

         Section 1.01      Certain Definitions.................................1

ARTICLE II. THE MERGER.........................................................5

         Section 2.01      Structure of the Merger.............................5
         Section 2.02      Effect on Outstanding Shares........................6
         Section 2.03      Exchange Procedures.................................6
         Section 2.04      Dissenters' Rights..................................7
         Section 2.05      Closing; Effective Time.............................7
         Section 2.06      Additional Transaction..............................7

ARTICLE III. REPRESENTATIONS AND WARRANTIES OF SELLER..........................7

         Section 3.01      Disclosure Letter...................................7
         Section 3.02      Organization........................................8
         Section 3.03      Capitalization......................................8
         Section 3.04      Authority; No Violation.............................8
         Section 3.05      Consents............................................9
         Section 3.06      Absence of Certain Changes or Events................9
         Section 3.07      Taxes...............................................9
         Section 3.08      Material Contracts; Leases; Defaults...............12
         Section 3.09      Ownership of Property; Insurance Coverage..........12
         Section 3.10      Intellectual Property..............................13
         Section 3.11      Labor Matters......................................14
         Section 3.12      Legal Proceedings..................................14
         Section 3.13      Compliance With Applicable Law/Permits.............14
         Section 3.14      Employee Benefit Plans.............................14
         Section 3.15      Brokers, Finders and Financial Advisors............16
         Section 3.16      Environmental Matters..............................16
         Section 3.17      Related Party Transactions.........................17
         Section 3.18      Antitakeover Provisions Inapplicable...............18
         Section 3.19      Customers and Suppliers............................18
         Section 3.20      Inventory..........................................18
         Section 3.21      Accounts Receivable; Bank Accounts.................18
         Section 3.22      Offers.............................................18
         Section 3.23      Warranties.........................................19
         Section 3.24      Proxy Statement....................................19
         Section 3.25      No Misstatements...................................19

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF PURCHASER.......................19

         Section 4.01      Organization.......................................20
         Section 4.02      Authority; No Violation............................20
         Section 4.03      Consents...........................................20
         Section 4.04      Access to Funds....................................20
         Section 4.05      Legal Proceedings..................................21
         Section 4.06      Operations of Merger Sub...........................21
         Section 4.07      Board Approval.....................................21
         Section 4.08      Proxy Statement....................................21
         Section 4.09      Offers.............................................21

ARTICLE V. CONDUCT PENDING ACQUISITION........................................22

         Section 5.01      Conduct of Business Prior to the Effective Time....22
         Section 5.02      Forbearances of Seller.............................22

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         Section 5.03      Maintenance of Insurance...........................24
         Section 5.04      All Reasonable Efforts.............................24

ARTICLE VI. COVENANTS.........................................................24

         Section 6.01      Current Information................................24
         Section 6.02      Access to Properties and Records...................25
         Section 6.03      Financial and Other Statements.....................25
         Section 6.04      Disclosure Letter Supplements......................25
         Section 6.05      Consents and Approvals of Third Parties............25
         Section 6.06      Failure to Fulfill Conditions......................25
         Section 6.07      Employee Benefits..................................26
         Section 6.08      Voting Agreements..................................26
         Section 6.09      Tax Periods Ending On or Before the Closing Date...26
         Section 6.10      Cooperation on Tax Matters.........................26
         Section 6.11      Employment of James E. Shafer......................27
         Section 6.12      338(h)10 Election..................................27
         Section 6.13      Purchaser to become Guarantor of Seller Debt.......27
         Section 6.14      Purchaser Note.....................................27

ARTICLE VII. REGULATORY AND OTHER MATTERS.....................................27

         Section 7.01      Meeting of Stockholders............................27
         Section 7.02      Proxy Statement....................................28
         Section 7.03      Regulatory Approvals...............................28

ARTICLE VIII. CLOSING CONDITIONS..............................................28

         Section 8.01      Conditions to Each Party's Obligations under this
                            Agreement.........................................28
         Section 8.02      Conditions to the Obligations of Purchaser under
                            this Agreement....................................29
         Section 8.03      Conditions to the Obligations of Seller under
                            this Agreement....................................30

ARTICLE IX. THE CLOSING.......................................................31

         Section 9.01      Time and Place.....................................31
         Section 9.02      Deliveries at the Pre-Closing and the Closing......31

ARTICLE X. TERMINATION, AMENDMENT AND WAIVER..................................31

         Section 10.01     Termination........................................31
         Section 10.02     Effect of Termination..............................32
         Section 10.03     Amendment, Extension and Waiver....................32

ARTICLE XI. MISCELLANEOUS.....................................................33

         Section 11.01     Public Announcements...............................33
         Section 11.02     Survival...........................................33
         Section 11.03     Notices............................................33
         Section 11.04     Parties in Interest................................34
         Section 11.05     Complete Agreement.................................34
         Section 11.06     Counterparts.......................................34
         Section 11.07     Severability.......................................34
         Section 11.08     Governing Law......................................34
         Section 11.09     Interpretation.....................................34
         Section 11.10     Specific Performance...............................35

Exhibit A         Form of Voting Agreement
Exhibit B         Form of Plan of Merger

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

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of January 22, 2008, by and between Energy Services Acquisition Corp., a Delaware corporation (the "Purchaser"), Energy Services Merger Sub ("Merger Sub"), a to-be-formed West Virginia corporation and a wholly-owned subsidiary of Purchaser, and S. T. Pipeline, Inc., a West Virginia corporation (the "Seller").

     WHEREAS, the Board of Directors of each of Purchaser and Seller has (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, and (ii) has approved this Agreement at meetings of each of such Boards of Directors;

     WHEREAS, in accordance with the terms of this Agreement, Merger Sub will merge with and into Seller;

     WHEREAS, as a condition to the willingness of Purchaser to enter into this Agreement, each of James E. Shafer and Pauletta Sue Shafer has entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with Purchaser (the "Voting Agreement"), pursuant to which each of James E. Shafer and Pauletta Sue Shafer has agreed, among other things, to vote all shares of common stock of Seller owned by each such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement; and

     WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

     NOW, THEREFORE in consideration of the mutual covenants, representations, warranties and agreements herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                   ARTICLE I.

                               CERTAIN DEFINITIONS

Section 1.01      Certain Definitions.

     As used in this Agreement the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

     "Agreement" means this agreement, and any written amendment hereto.

     "Certificate" shall mean a certificate evidencing shares of Seller Common Stock.

     "Closing" shall have the meaning set forth in Section 2.05.

     "Closing Date" shall have the meaning set forth in Section 2.05.

     "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

     "Code" shall mean the Internal Revenue Code of 1986, as amended.

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     "Compensation  and  Benefit  Plans"  shall  have the  meaning  set forth in
Section 3.16(a).

     "Confidentiality Agreements" shall mean the confidentiality agreements referred to in Section 10.01 of this Agreement.

     "Continuing Employees" shall have the meaning set forth in Section 6.08(c).

     "DGCL" shall mean the Delaware General Corporation Law.

     "Disclosure Letter" shall have the meaning set forth in Section 3.01.

     "Effective Time" shall mean the date and time specified pursuant to Section
2.05 hereof as the effective time of the Merger.

     "Environmental Laws" means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation
(a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; the Comprehensive Environmental Responses Compensation and Liability Information System List and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

     "EPA" shall mean the Environmental Protection Agency.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     "ERISA Affiliate" shall have the meaning set forth in Section 3.16(c).

     "ERISA Affiliate Plan" shall have the meaning set forth in Section 3.16(c).

     "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

     "GAAP" shall mean accounting principles generally accepted in the United States of America.

     "Governmental Entity" shall mean any federal, state, local or other government, governmental, regulatory or administrative authority, agency or commission (including, but not limited to, the SEC, NASDAQ, or EPA) or any court, tribunal or judicial or arbitral body.

     "HIPAA" shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

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     "Intellectual Property" shall mean all (i) trademarks, service marks, brand names, d/b/a/'s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same, (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues, (iii) Trade Secrets, (iv) published and unpublished works of authorship, whether
copyrightable  or  not  (including  without   limitation   databases  and  other
compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof, and (v) all other intellectual property or proprietary rights.

     "IRS" shall mean the United States Internal Revenue Service.

     "IT Assets" shall mean Seller's computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

     "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by any officer with the title ranking not less than vice president or a director of such Person, or a consultant, or full-time or part-time employee of Seller and includes any facts, matters or circumstances set forth in any written notice from any regulatory agency or any other material written notice received by an officer with the title ranking not less than vice president or a director of that Person. For purposes of this definition, an officer or director will be deemed to have "Knowledge" of a particular fact or other matter if a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     "Licensed Intellectual Property" means Intellectual Property that Seller has licensed or otherwise permitted by other Persons to use.

     "Listed Intellectual Property" shall have the meaning set forth in Section 3.10(a).

     "Material Adverse Effect" shall mean an effect which (A) is material and adverse to the assets, business, financial condition, results of operations or prospects of Seller or Purchaser, as the context may dictate, or (B) adversely affects the ability of Seller or Purchaser, as the context may dictate, to perform its material obligations hereunder or (C) materially and adversely affects the timely consummation of the transactions contemplated hereby.

     "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws, including, but not limited to, radon, radioactive material, asbestos, asbestos-containing material, urea formaldehyde foam insulation, lead, polychlorinated biphenyl, flammables and explosives.

     "Merger" shall mean the merger of Seller with and into Merger Sub pursuant to the terms hereof.

     "Merger Consideration" shall mean the cash in an aggregate per share amount to be paid by Purchaser for each share of Seller Common Stock, as set forth in
Section 2.02(a).

     "NASD" shall mean the National Association of Securities Dealers, Inc.

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     "Paying  Agent"  shall  mean  such  bank or trust  company  or other  agent designated by Purchaser, which shall act as agent for Purchaser in connection with the exchange procedures for exchanging Certificates for the Merger Consideration. Purchaser may act as its own Paying Agent.

     "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

     "Person"  shall  mean  any  individual,   consultant  (including  part-time
employee) corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

     "Pre-Effective Time Tax Period" means any taxable period (or the allocable portion of a Straddle Period) ending on or before the close of business on the date the Effective Time occurs.

     "Proxy Statement" shall have the meaning set forth in Section 7.02.

     "Purchaser" shall mean Energy Services Acquisition Corp., a Delaware corporation, with its principal executive offices located at 2450 First Avenue, Huntington, West Virginia 25703.

     "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

     "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

     "Securities Act" shall mean the Securities Act of 1933, as amended.

     "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended; and the rules and regulations of the SEC promulgated thereunder.

     "Seller" shall have the meaning set forth in the preamble.

     "Seller  Group"  means  any  combined,   unitary,   consolidated  or  other
affiliated group within the meaning of Section 1504 of the Code or otherwise, of which Seller has been a member for Tax purposes.

     "Seller Stock" shall mean the shares of issued and outstanding stock of the Seller held by James E. Shafer and Pauletta Sue Shafer.

     "Seller Stockholders Meeting" shall have the meaning set forth in Section 7.01.

     "Stockholder Approval" shall have the meaning set forth in Section 8.01(a).

     "Straddle Period" means any taxable period that includes (but does not end on) the Closing Date.

     "Superior Proposal" shall mean an Acquisition Proposal, which the Board of Directors of Seller reasonably determines (after consultation with a financial advisor of nationally recognized reputation) to be (i) more favorable to the stockholders of Seller from a financial point of view than the Merger (taking into account all the terms and conditions of such proposal and this Agreement (including any changes to the financial terms of this Agreement proposed by Purchaser in response to such offer or otherwise)) and (ii) reasonably capable of being completed, taking into account all financial, legal, regulatory and other aspects of such proposal.

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     "Surviving Corporation" shall have the meaning set forth in Section 2.01.

     "Tax" means any and all (a) federal, state, local or foreign tax, fee or other like assessment or charge of any kind, including, without limitation, any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value-added, transfer, franchise, profits, license, payroll, employment, social security (or similar), unemployment, disability, registration, estimated, excise, severance, stamp, capital stock, occupation, property, environmental or windfall tax, premium, customs duty or other tax, together with any interest, penalty or additions thereto, whether disputed or not; (b) liability for the payment of Tax as the result of membership in the Seller Group; and (c) transferee or secondary liability in respect of any Tax (whether imposed by law or contractual arrangement).

     "Tax Return" means any return (including estimated returns), declaration, report, claim for refund, or information return or statement or any amendment thereto relating to Taxes, including any such document prepared on an affiliated, consolidated, combined or unitary group basis and any schedule or attachment thereto.

     "Taxing Authority" means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

     "Termination Date" shall mean August 30, 2008.

     "Trade Secrets" means confidential information, trade secrets and know-how,
including  confidential  processes,   schematics,  business  methods,  formulae,
drawings, prototypes, models, designs, customer lists and supplier lists.

     "Treasury Stock" means all shares of Seller Stock held in the treasury of Seller (other than shares held in a fiduciary capacity or in connection with debts previously contracted).

     "Voting Agreement" shall have the meaning set forth in the recitals to this Agreement.

     "WVBCA" shall mean the West Virginia Business Corporation Act.

     Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                  ARTICLE II.

                                   THE MERGER

Section 2.01      Structure of the Merger.

     Subject to the terms and conditions of this Agreement, Purchaser will cause a West Virginia corporation to be organized as a wholly owned special purpose Subsidiary of Purchaser ("Merger Sub"). At the Effective Time, Merger Sub will merge with and into Seller, with Seller being the surviving entity (the
"Surviving Corporation"), pursuant to the provisions of, and with the effect provided in, the WVBCA and pursuant to the terms and conditions of an agreement and plan of merger ("Plan of Merger") to be entered into between Merger Sub and Seller in the form attached hereto as Exhibit B. The separate corporate existence of Merger Sub shall thereupon cease. The Surviving Corporation shall be governed by the laws of the State of West Virginia and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. At the Effective Time, the certificate

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of  incorporation  and bylaws of Seller  shall be amended in their  entirety  to conform to the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and shall become the certificate of incorporation and bylaws of the Surviving Corporation. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation. As part of the Merger, each share of Seller Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Section 2.03. Seller acknowledges that the structure may change in the event Purchaser enters into an agreement to engage in an "Additional Transaction" as defined in Section 4.09. Notwithstanding the foregoing, Purchaser may, at its own discretion, alter the means by which the Merger is affected provided that such alteration does not change the (i) form and amount of the Merger Consideration or (ii) tax consequences of the Merger to Seller's shareholders.

Section 2.02      Effect on Outstanding Shares.

     (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Seller Stock, issued and outstanding at the Effective Time shall become and be converted into the right to receive up to $15,200 in cash without interest (the "Merger Consideration"), provided that the total cash payment due shall not exceed $19.0 million which shall be reduced by the book value of certain assets set forth at Schedule 2.02 and a reduction of $3.0 million. The $3.0 million reduction shall constitute a deferred payment to be paid proportionally to each shareholder based on their respective ownership interests in Seller three annual installments on the anniversary date of the Closing Date, and the installment payments shall earn interest at a simple rate of 7.5% per annum. The third installment shall be reduced in an amount equal to 50% of any loss (up to $2.0 million) on the Equitrans Project reflected in the financial statements from the Closing Date until the Equitrans Project is completed. Purchaser reserves the right, in its sole discretion, to make the deferred payments prior to the installment due date. Any such payments due under this Section 2.02 shall be adjusted to reflect any payments due pursuant to Section 6.12. Any such payments due under Section 6.12 shall be due no later than 30 days following the execution of IRS Form 8023.

     (b) As of the Effective Time, all shares of Seller Stock shall no longer be outstanding and shall be automatically cancelled and retired and shall cease to exist, and each holder of a Certificate formerly representing any such share of Seller Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration. After the Effective Time, there shall be no transfers on the stock transfer books of Seller.

Section 2.03      Exchange Procedures.

     (a) Immediately prior to the Effective Time, each Certificate previously representing shares of Seller Stock shall represent only the right to receive the Merger Consideration.

     (b) As of the Effective Time, Purchaser shall deposit, or shall cause to be deposited with the Paying Agent pursuant to the terms of an agreement (the "Paying Agent Agreement") in form and substance reasonably satisfactory to Purchaser, for the benefit of the holders of shares of Seller Stock, for exchange in accordance with this Section 2.03, an amount of cash sufficient to pay the aggregate Merger Consideration to be paid pursuant to Section 2.02(a). Purchaser may act as its own paying agent.

     (c)  At  the  Effective   Time,  each  Seller  shall  present  their  stock
certificate to Purchaser for payment of the Merger Consideration as described at
Section 2.02.

     (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of Seller of any shares of Seller Stock that were outstanding immediately prior to the Effective Time. If after the Effective Time

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Certificates are presented to Purchaser or the Surviving Corporation, they shall be canceled and exchanged for the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.03.

Section 2.04      Dissenters' Rights.

     Each of the holders of Seller Stock hereby waive their rights to perfect their dissenters' rights of appraisal under the WVBCA.

Section 2.05      Closing; Effective Time.

     Subject to the satisfaction or waiver of all conditions to closing contained in Article VIII hereof, the Closing shall occur (i) no later than five business days following the latest to occur of (a) the receipt of all required regulatory approvals and the expiration of any applicable waiting periods, or
(b) the approval of the Merger by the stockholders of Seller, or (ii) at such other date or time upon which Purchaser and Seller mutually agree (the
"Closing"). The Merger shall be effected by the filing of a certificate of merger with the West Virginia Secretary of State on the day of the Closing (the "Closing Date"), in accordance with the WVBCA. The "Effective Time" means the date and time upon which the certificate of merger is filed with the Delaware and the West Virginia Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the WVBCA.

Section 2.06      Additional Transaction.

     Notwithstanding anything contained in this Agreement, the parties acknowledge that in order to consummate the Merger the Purchaser must enter into a business combination or combinations in which the fair market value of the business or businesses acquired simultaneously with the transaction contemplated by this Agreement is equal to at least 80% of Purchaser's net assets (excluding any deferred compensation held by Ferris Baker Watts, Incorporated) when combined with the transactions contemplated by this Agreement. The Seller acknowledges that the Merger must be completed simultaneously with such other business combination or combinations, referenced to in this Section.

                                  ARTICLE III.

                    REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Purchaser that the statements contained in this Article III are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III), except as set forth in the Disclosure Letter (as defined below) delivered by Seller to Purchaser prior to the execution of this Agreement.

Section 3.01      Disclosure Letter.

     On or prior to the date hereof, Seller has delivered to Purchaser a letter (the "Disclosure Letter") setting forth, among other things, facts, circumstances and events the disclosure of which are required or appropriate in relation to any or all of its covenants, representations and warranties (and making specific reference to the section of this Agreement to which such section of the Disclosure Letter relates); provided, that the mere inclusion of a fact, circumstance or event in the Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or that such item is reasonably likely to result in a Material Adverse Effect. The Disclosure Letter is true, correct and complete in all material respects.

Section 3.02      Organization.

     (a) Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. Seller has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted. Seller is duly licensed or qualified to do business in each jurisdiction where its ownership or leasing of property or the conduct of its business requires such qualification.

     (b) Seller has no subsidiaries. The Disclosure Letter sets forth all entities (whether corporations, partnerships, or similar organizations), including the corresponding percentage ownership in which Seller owns, directly or indirectly, 5% or more of the ownership interests as of the date of this Agreement, indicates its jurisdiction of organization and the jurisdiction wherein it is qualified to do business.

     (c) Prior to the date of this Agreement, Seller has made available to Purchaser true and correct copies of the certificate of incorporation or charter and bylaws of Seller.

Section 3.03      Capitalization.

     (a) The authorized capital stock of Seller consists of 1,250 shares of Seller Stock. As of the date of this Agreement: 1,250 shares of Seller Stock were issued and outstanding. James E. Shafer owns 610 shares of Seller Stock and Pauletta Sue Shafer owns 640 shares of Seller Stock. All outstanding shares of Seller Stock are validly issued, fully paid and nonassessable and not subject to any preemptive rights and, with respect to shares held by Seller in its treasury, are free and clear of all liens, claims, encumbrances or restrictions and there are no agreements or understandings with respect to the voting or disposition of any such shares.

     (b) No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which stockholders of Seller may vote are issued or outstanding. Set forth in the Disclosure Letter is a listing of all the seller debt outstanding including interest rate and payment terms.

     (c) As of the date of this Agreement and, except for this Agreement, Seller does not have or is bound by any Rights obligating Seller to issue, deliver or sell, or cause to be issued, delivered or sold, any additional shares of capital stock of Seller or obligating Seller to grant, extend or enter into any such Right. As of the date hereof, there are no outstanding contractual obligations of Seller to repurchase, redeem or otherwise acquire any shares of capital stock of Seller.

Section 3.04      Authority; No Violation.

     (a) Seller has full corporate power and authority to execute and deliver this Agreement, the Plan of Merger and, subject to the receipt of any required regulatory approvals and the approval of this Agreement by Seller's stockholders, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Seller and the completion by Seller of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Seller. This Agreement has been duly and validly executed and delivered by Seller, and subject to approval by the stockholders of Seller and receipt of any required approvals or consents, constitutes the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity, whether applied in a court of law or a court of equity.

     (b) Subject to receipt of any required approvals and consents and receipt of the approval of the stockholders of Seller, the consummation of the transactions contemplated hereby and compliance by Seller with any of the terms or provisions hereof will not: (i) conflict with or result in a breach or violation of or a default under any provision of the Certificate of Incorporation or Bylaws of Seller; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, governmental permit or license or injunction applicable to Seller or any of their respective properties or assets or enable any person to enjoin the Merger or the other transactions contemplated hereby; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Seller under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Seller is a party, or by which they or any of their respective properties or assets may be bound or affected.

Section 3.05      Consents.

     Except for any required vote of the stockholders of Seller and Purchaser, no consents, waivers or approvals of, or filings, registrations or authorizations with, any Governmental Entity is necessary, and no consents, waivers or approvals of, or filings, registrations or authorizations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by Seller, and the completion by Seller of the Merger. Seller has no reason to believe that (i) any required approvals or other required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement. Seller is not subject to regulation of its business or operations under any Federal law (to the extent Seller is required to register or file reports with any Government Entity) or state public utilities laws.

Section 3.06      Absence of Certain Changes or Events.

     Since December 31, 2005 (i) Seller has not incurred any liability, except in the ordinary course of its business consistent with past practice; (ii) Seller has conducted its business only in the ordinary and usual course of such business; and (iii) there has not been any condition, event, change or occurrence that, individually or in the aggregate, has had, or is reasonably likely to have, a Material Adverse Effect.

Section 3.07      Taxes.

     (a) (i) Seller has filed or caused to be filed, and with respect to Tax Returns due between the date of this Agreement and the date the Effective Time occurs, will timely file (including any applicable extensions) all Tax Returns required to be filed, (ii) all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects and such Tax Returns correctly reflected (or in the case of such Tax Returns not yet filed, will correctly reflect) the facts regarding the income, business, assets, operations, activities, status and other matters of Seller and any other information required to be shown thereon, and (iii) all Taxes of Seller (whether or not reflected on any such Tax Returns) attributable to a Pre-Effective Time Tax Period have been, or in the case of Taxes the due date for payment of which is between the date of this Agreement and the date the Effective Time occurs, timely paid in full, including, without limitation, all Taxes which Seller is obligated to withhold for amounts paid or owing to employees, independent contractors, stockholders creditors and other third parties other than Taxes that have been reserved or accrued and which the Seller is contesting in good faith.

     (b) The most recent financial statements for Seller reflect an adequate reserve for all Taxes payable by Seller for all taxable periods and portions thereof through the date of such financial statements, and, in the case of Taxes owed as of the date hereof, an adequate reserve is (and until the date the Effective Time occurs will continue to be) reflected in the accruals for Taxes payable, other than accruals established to reflect timing differences and accruals reflected only in the notes thereto.

     (c) There are no liens for Taxes, except for statutory liens not yet due with respect to any of the assets or properties of Seller.

     (d) (i) No Tax Return of Seller has within the past ten (10) years been examined by the Internal Revenue Service or state taxing authority, (ii) no Tax Return of Seller is under audit or examination by any other Taxing Authority, and (iii) no notice of such an audit or examination has been received by Seller.

     (e) Each deficiency, if any, resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Tax Returns of Seller for all years through 2001. Seller has made available to Purchaser documents setting forth the dates of the most recent audits or examinations of the Seller by any Taxing Authority in respect of Taxes for all taxable periods for which the statute of limitations has not yet expired.

     (f) Seller is not a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

     (g) Seller will not be required to include in a taxable period ending after the date of the Effective Time any taxable income attributable to income that accrued, but was not recognized, in a Pre-Effective Time Tax Period (or the portion of a Straddle Period allocable to the Pre-Effective Time Tax Period) as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

     (h) There are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to Seller, and Seller has not requested any extension of time within which to file any Tax Return, which return has not yet been filed. No power of attorney with respect to any Taxes has been executed or filed with any Taxing Authority by or on behalf of Seller.

     (i) Seller has complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under such laws.

     (j) Seller has not been a party to any distribution occurring during the last five years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied.

     (k) Seller is not a party to any "listed transaction" as defined in Treasury Regulation Section 1.6011-4(b)(2).

     (l) The Tax Returns filed by Seller do not contain a disclosure statement under former Section 6661 of the Code or Section 6662 of the Code (or any similar provision of state, local or foreign Tax law).

     (m) Seller has not been, at any time during the applicable time period set forth in Section 897(c)(1) of the Code, a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

     (n) Seller has made available to Purchaser for inspection (i) complete and correct copies of all material Tax Returns of Seller relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of Seller or, to the extent related to the income, business, assets, operations, activities or status of Seller and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

     (o) The Disclosure Letter sets forth each state, county, local, municipal or foreign jurisdiction in which Seller files, or is or has been required to file, a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes or is or has been liable for any Taxes on a "nexus" basis at any time for a taxable period for which the relevant statutes of limitation have not expired. Seller has not received notice of any claim by a Taxing Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by such jurisdiction.

     (p) Seller has made a valid election under Section 1362 of the Code to be treated as an S corporation for federal income tax purposes, and made a similar election under comparable provisions of state, local or foreign Tax law. At all times since making its election to be treated as an S Corporation Seller has been treated as an S Corporation or a QSub (as defined below) for income tax purposes. Seller is in compliance with requirements for maintaining its election as an S Corporation.

     (q) Seller has two stockholders. Each stockholder of Seller has been, as of the date they acquired Seller Stock, and continue to be "eligible shareholders" as defined under Section 1361 of the Code.

     (r) Each controlled corporation that had or has any of its stock owned by Seller was, is, and will be properly treated as a qualified S Corporation Subsidiary (QSubs), as defined under Section 1361 of the Code, of Seller. All QSub elections required to be made to satisfy the condition expressed in the previous sentence were properly made on a timely basis.

     (s) Seller has no liability or potential  liability  for any tax under Code
Section 1374. Seller has not in the past 10 years, (A) acquired assets from another corporation in a transaction in which Seller's tax basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor or (B) acquired the controlling stock of any corporation that is not a qualified Corporation Subsidiary.

Section 3.08      Material Contracts; Leases; Defaults.

     (a) Except as set forth in the Disclosure Letter, Seller is not a party to or subject to: (i) any employment, consulting or severance contract with any past or present officer, director or employee of Seller, except for "at will" arrangements; (ii) any plan or contract providing for bonuses, pensions, options, or other equity deferred compensation, retirement payments, profit sharing, insurance benefits, death benefits, health, medical or disability benefits or similar material arrangements for or with any past or present officers, directors or employees of Seller; (iii) any collective bargaining agreement with any labor union relating to employees of Seller; (iv) any agreement which by its terms limits the payment of Dividends by Seller; (v) any instrument evidencing or related to indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise; (vi) any other agreement, written or oral, not terminable on 60 days' notice, that obligates Seller for the payment of more than $100,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by Seller (it being understood that any non-compete or similar provision shall be deemed material).

     (b) Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, Seller is not in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (c) True and correct copies of agreements, contracts, leases, arrangements and instruments referred to in Sections 3.08(a) and (b) have been made available to Purchaser on or before the date hereof, are listed on the Disclosure Letter and are in full force and effect on the date hereof and enforceable against the counterparty to which it relates.

     (d) The Disclosure Letter provides a complete and accurate description of all debt and guaranties of debt of Seller outstanding as of the date of this Agreement.

Section 3.09      Ownership of Property; Insurance Coverage.

     (a) Except as set forth in the Disclosure Letter, Seller has good and, as to real property, marketable title to all assets and properties owned by Seller in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheet contained in the most recent Seller financial statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet and except to the extent that the failure to have good title to any personal property would not reasonably be expected to have a Material Adverse Effect), subject to no encumbrances, liens, mortgages, security interests or pledges. All existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all respects in the notes to the Seller financial statements. Each real estate lease that will require the consent of the lessor or its agent to consummate the effects intended by the Merger or otherwise as a result of the Merger by virtue of the terms of any such lease is listed in the Disclosure Letter identifying the section of the lease that contains such prohibition or restriction.

     (b) With respect to all agreements pursuant to which Seller has purchased securities subject to an agreement to resell, if any, Seller, as the case may be, has a lien or security interest (which to Seller's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

     (c) Seller currently maintains insurance for reasonable amounts with financially sound and reputable insurance companies, against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured. Seller has not received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by Seller under such policies. All such insurance is valid and enforceable and in full force and effect. The Seller Disclosure Letter identifies all policies of insurance maintained by Seller as well as the other matters required to be disclosed under this Section.

Section 3.10      Intellectual Property.

     (a) The Disclosure Letter sets forth a true and complete list of all (i) registered and/or material Intellectual Property owned by Seller indicating for each registered item the registration or application number and the applicable filing jurisdiction (collectively, the "Listed Intellectual Property"). Seller exclusively owns (beneficially, and of record where applicable) all Listed Intellectual Property, free and clear of all encumbrances, exclusive licenses and non-exclusive licenses not granted in the ordinary course of business. The Listed Intellectual Property is valid, subsisting and enforceable, and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Seller's use thereof or its rights thereto. Seller has sufficient rights to use all Intellectual Property used in its business as currently conducted. To Seller's Knowledge, Seller does not and has not in the past five years infringed or otherwise violated the Intellectual Property rights of any third party. There is no material litigation, opposition, cancellation, proceeding, objection or claim pending, asserted or threatened against the Seller concerning the ownership, validity, registerability, enforceability, infringement or use of, or licensed right to use, any Intellectual Property. To the Seller's Knowledge, (x) no valid basis for any such litigation, opposition, cancellation, proceeding, objection or claim exists, (y) no Person is violating any Listed Intellectual Property or other Intellectual Property right owned or held exclusively by Seller, and (z) the Licensed Intellectual Property is valid, subsisting and enforceable and is not subject to any outstanding order, judgment, decree or agreement adversely affecting the Seller's use thereof or its rights thereto. Consummation of the transactions contemplated by this Agreement will not terminate or alter the terms pursuant to which the Seller is permitted to use any Licensed Intellectual Property and will not create any rights by third parties to use any Intellectual Property owned by the Purchaser (other than any termination, alteration or creation of any rights that results from action of the Purchaser and its Affiliates).

     (b) The Seller has taken commercially reasonable measures to protect the confidentiality of all Trade Secrets that are owned, used or held by Seller, and to the Seller's Knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached. Seller has exercised commercially reasonable efforts to ensure that Seller's current and prior employees who have access to confidential information have executed valid intellectual property and confidentiality agreements or are obligated, pursuant to Seller policies, to maintain the confidentiality of such information for the benefit of Seller on terms and conditions consistent with industry standards. All Intellectual Property developed under contract to Seller has been assigned to Seller.

     (c) To Seller's Knowledge, the IT Assets operate and perform in all respects in accordance with their documentation and functional specifications and otherwise as required by Seller in connection with its business, and have not malfunctioned or failed within the past three years. To Seller's Knowledge, the IT Assets do not contain any "time bombs," "Trojan horses," "back doors," "trap doors," "worms," viruses, bugs, faults or other devices or effects that
(i) enable or assist any person to access without authorization the IT Assets, or (ii) otherwise significantly adversely affect the functionality of the IT Assets, in either case except as disclosed in its documentation. To Seller's Knowledge, no person has gained unauthorized access to the IT Assets. Seller has implemented commercially reasonable backup and disaster recovery technology consistent with industry practices.

     (d) To Seller's Knowledge, none of the software owned by it contains any shareware, open source code, or other software whose use requires disclosure or licensing of Intellectual Property.

Section 3.11      Labor Matters.

     Other than as set forth in the Disclosure Letter, Seller is not, and has not ever been, a party to, or is or has ever been bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization with respect to its employees and no such agreement or contract is currently being negotiated by Seller, nor is Seller the subject of any proceeding asserting that it has committed an unfair labor practice or otherwise relating to labor matters involving any current or former employees of Seller or seeking to compel it to bargain with any labor organization as to wages and conditions of employment, nor is any strike, other labor dispute or organizational effort involving Seller pending or, to the Knowledge of Seller, threatened. Seller is in compliance with applicable laws regarding employment of employees and retention of independent contractors, and are in compliance with applicable employment tax laws.

Section 3.12      Legal Proceedings.

     Seller is not a party to any, and there are no pending or, to Seller's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature, (i) against Seller, (ii) to which Seller's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of Seller to perform under this Agreement.

Section 3.13      Compliance With Applicable Law/Permits.

     (a) Seller is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees.

     (b) Seller has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, consents, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Seller, no suspension or cancellation of any such permit, license, certificate, consents, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement.

Section 3.14      Employee Benefit Plans.

     (a) The Disclosure Letter includes a descriptive list of all plans, programs, policies, payroll practices, contracts, agreements and other arrangements providing for bonus, incentive compensation, deferred compensation, pension, retirement benefits or payments, profit-sharing, employee stock

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ownership,  stock bonus, stock purchase,  restricted stock, stock option,  stock
appreciation,   phantom  stock,  and  other  stock  and  stock  related  awards, severance, welfare benefits, fringe benefits, employment, severance and change in control benefits or payments and all other types of compensation and types of compensation and compensation and benefit practices, policies and arrangements, in each case, sponsored or contributed to, required to be contributed to or maintained by Seller in which any employee or former employee, consultant or former consultant or director or former director of Seller participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Compensation and Benefit Plans"). Other than as set forth in the Disclosure Letter, Seller has no commitment to create any additional Compensation and Benefit Plan or to modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required by law or regulation to maintain the qualified status thereof. Seller has made available to Purchaser true and correct copies of the Compensation and Benefit Plans and amendments thereto. The Disclosure Letter identifies all payments made by Seller to labor unions in connection with the hiring or contracting of union employees during the past 12 months.

     (b) Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Age Discrimination in
Employment  Act,  COBRA,   HIPAA  and  any  regulations  or  rules   promulgated
thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of
Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code is, and since its inception has been, so qualified, and has received a favorable determination letter from the IRS, and Seller is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no pending or, to the Knowledge of Seller threatened, action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither Seller has not engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Seller to an unpaid tax or penalty imposed by either Section 4975 of the Code or
Section 502 of ERISA.

     (c) Seller does not sponsor or contribute on behalf of its employees to any tax-qualified defined benefit pension plans within the meaning of ERISA Section 3(2) subject to the minimum funding standards of Section 412 of the Internal Revenue Code. Similarly, Seller does not sponsor or contribute to any nonqualified plans or deferred compensation subject to Section 409A of the Internal Revenue Code that would be considered defined benefit pension plans.

     (d) All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which Seller is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on Seller's financial statements to the extent required by GAAP. Seller has expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

     (e) Except as set forth in the Disclosure Letter, Seller has no obligations to provide retiree health, life insurance, disability insurance, or death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code and there has been no communication to employees by Seller that would reasonably be expected to promise or guarantee such benefits.

     (f) With respect to each Compensation and Benefit Plan, if applicable, Seller has provided or made available to Purchaser copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) two most recent actuarial reports and financial statements; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; and (F) any Form 5310 or Form 5330 filed with the IRS within the last two years.

     (g) The consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time): (A) entitle any current or former employee, consultant, independent contractor or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan, (C) result in any material increase in benefits payable under or the obligation to fund benefits under any Compensation and Benefit Plan or (D) result in the triggering or imposition of any restrictions or limitations on the rights of Seller or the Purchaser to amend or terminate any Compensation and Benefit Plan. The consummation of the Merger will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director, consultant or independent contractor of Seller to any actual or deemed payment (or benefit) which could constitute an "excess parachute payment" (as such term is defined in Section 280G of the Code).

     (h) Seller does not maintain any compensation plans, programs or arrangements under which (i) payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder, or (ii) any payment is reasonably likely to become subject to an excise tax under section 409A or 4999 of the Code.

     (i) There are no stock option, stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

     (j) Each Compensation and Benefit Plan can be amended, terminated or otherwise discontinued without liability to the Seller, Purchaser or any ERISA Affiliate.

Section 3.15      Brokers, Finders and Financial Advisors.

     Neither Seller nor any of its respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement.

Section 3.16      Environmental Matters.

     (a) Except as may be set forth in any Phase I Environmental Report identified in the Disclosure Letter (a true copy of which has been provided to Purchaser), with respect to Seller:

     (i) Seller's Property is, and has been, in compliance in all material respects with, and is not liable under, any Environmental Laws;

     (ii) Seller has received no written notice and does not otherwise have Knowledge that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Seller's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any Property;

     (iii) Seller has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to Seller's Knowledge no such action is threatened, before any court, governmental agency or other forum (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Property;

     (iv) The properties currently owned or operated by Seller and, to the Seller's Knowledge, the Properties (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern;

     (v) There is no suit from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

     (vi) There are no underground storage tanks on, in or under any properties owned or operated by Seller, and, to Seller's Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by Seller; and

     (vii) During the period of (s) Seller's ownership or operation of any of their respective current properties or (t) Seller's participation in the management of any property, there has been no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To Seller's Knowledge, prior to the period of (x) Seller's ownership or operation of any of their respective current properties or (y) Seller's participation in the management of any property, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

     (viii) To Seller's  knowledge,  there is no reasonable  basis for any suit,
claim,  action,   demand,   executive  or  administrative  order,  directive  or
proceeding of a type described in Section 3.16(a)(ii) or (iii).

Section 3.17      Related Party Transactions.

     Seller is not a party to any transaction (including any loan or other credit accommodation) with any affiliate of Seller.

Section 3.18      Antitakeover Provisions Inapplicable.

     The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state, including the provisions of West Virginia Corporate Law applicable to Seller.

Section 3.19      Customers and Suppliers.

     The Disclosure Letter contains a complete list of all customers who individually accounted for more than 2% of the Seller's gross revenues during the fiscal years ended December 31, 2005 and 2006 or the three-month period ended March 31, 2007. No customer listed on the Disclosure Letter has, within the past 12 months, cancelled or otherwise terminated, or, to the Knowledge of the Seller, made any threat to cancel or terminate, its relationship with the Seller, or decreased materially its usage of the Seller's services or products. Except as set forth in the Disclosure Letter, no material supplier of the Seller has cancelled or otherwise terminated any contract with the Seller prior to the expiration of the contract term, or, to the Knowledge of the Seller, made any threat to the Seller to cancel, reduce the supply or otherwise terminate its relationship with the Seller. The Seller has not (i) breached (so as to provide a benefit to the Seller that was not intended by the parties) any agreement with or (ii) engaged in any fraudulent conduct with respect to, any customer or supplier of the Seller.

Section 3.20      Inventory.

     All inventory of the Seller consists of a quality and quantity usable and saleable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written-off or written-down to net realizable value pursuant to the Seller's policies and the best estimates of the Seller's management in accordance with GAAP. All inventories not written-off have been priced at the lower of cost or market on a first-in, first-out basis. The value of each type of inventory, whether raw materials, work-in process or finished goods, are not excessive in the present circumstances of the Seller in the best estimate of Seller's management in accordance with GAAP.

Section 3.21      Accounts Receivable; Bank Accounts.

     All accounts receivable of the Seller are valid receivables properly reflected pursuant to the Seller's policies and practices and the best estimates of the Seller's management in accordance with GAAP, and are subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable). Except as set forth in the Disclosure Letter, all accounts receivable reflected in the financial or accounting records of the Seller that have arisen since December 31, 2006 are valid receivables subject to no setoffs or counterclaims and are current and collectible (within 90 days after the date on which they first became due and payable). The Disclosure Letter describes each account maintained by or for the benefit of the Seller at any bank or other financial institution.

Section 3.22      Offers.

         The Seller has suspended or terminated, and has the legal right to terminate or suspend, all negotiations and discussions of any acquisition, merger, consolidation or sale of all or substantially all of the assets or member interests of the Seller with partiers other than Purchaser.

Section 3.23      Warranties.

     No product or service manufactured, sold, leased, licensed or delivered by the Seller is subject to any guaranty, warranty, right of return, right of credit or other indemnity other than (i) the applicable standard terms and conditions of sale or lease of the Seller, which are set forth in the Disclosure v and (ii) manufacturers' warranties for which the Seller has no liability. The Disclosure Letter sets forth the aggregate expenses incurred by the Seller in fulfilling its obligations under its guaranty, warranty, right of return and indemnity provisions during the past twenty-four (24) months and the Seller does not know of any reason why such expenses would reasonably be expected to increase as a percentage of sales in the future.

Section 3.24      Proxy Statement.

     The information to be supplied by the Seller for inclusion in Purchaser's proxy statement (such proxy statement, as amended or supplemented is referred to herein as the "Proxy Statement") shall not at the time the Proxy Statement is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by the Seller for inclusion in the proxy statement to be delivered to Purchaser's stockholders in connection with the meeting of Purchaser's stockholders to consider the approval of this Agreement (the "Purchaser Stockholders' Meeting") shall not, on the date the Proxy Statement is first mailed to Purchaser's stockholders, and at the time of the Purchaser Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by the Seller in any earlier communication with respect to the solicitation of proxies for the Purchaser Stockholders' Meeting which has become false or misleading. If at any time prior to the Purchaser Stockholders' Meeting, any event relating to the Seller or any of its affiliates, officers or managers should be discovered by the Seller which should be set forth in a supplement to the Proxy Statement, the Seller shall promptly inform Purchaser of such event.

Section 3.25      No Misstatements.

     No representation or warranty made by the Seller in this Agreement, the Disclosure Letter or any certificate delivered or deliverable pursuant to the terms hereof contains or will contain any untrue statement of a material fact, or omits, or will omit, when taken as a whole, to state a material fact, necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading; provided, however, that any representations and warranties made by the Seller herein that are qualified by the Seller's "Knowledge" or materiality shall be incorporated into the representation and warranty made by this sentence of this Section 3.25. To the Knowledge of the Seller, the Seller has disclosed to Purchaser all material information relating to the business of the Seller or the transactions contemplated by this Agreement.

                                  ARTICLE IV.

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and will be true and correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

Section 4.01      Organization.

     Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

Section 4.02      Authority; No Violation.

     (a) Purchaser has full corporate power and authority to execute and deliver this Agreement and, subject to (i) receipt of any required regulatory and stockholder approvals and (ii) stockholders of Purchaser owning less than 20% of the Purchaser securities sold in the Purchaser's initial public offering voting against the Merger and exercising their conversion rights as set forth in the Purchaser's Certificate of Incorporation, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and the completion by Purchaser of the transactions contemplated hereby, have been duly and validly approved by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to complete the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Purchaser, and subject to the receipt of the regulatory approvals, constitutes the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

     (b) The execution and delivery of this Agreement by Purchaser, subject to receipt of any required regulatory approvals, and compliance by Seller and Purchaser with any conditions contained therein and stockholder approvals, the consummation of the transactions contemplated hereby and compliance by Purchaser with any of the terms or provisions hereof will not (i) conflict with or result in a breach or violation of, or default under and provision of the certificate of incorporation or bylaws of Purchaser or (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree, governmental permit or license or injunction applicable to Purchaser.

Section 4.03      Consents.

     Except for any regulatory approvals and compliance with any conditions contained therein, the filing of the Proxy Statement with the SEC contemplated by Section 7.02 hereof, the approval of this Agreement by the requisite vote of the stockholders and the satisfaction of Purchaser's obligations as a special purpose acquisition corporation, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of Purchaser, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with
(a) the execution and delivery of this Agreement by Purchaser and the completion by Purchaser of the Merger. Purchaser has no reason to believe that (i) any required consents or approvals will not be received, or that (ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

Section 4.04      Access to Funds.

     Purchaser has, or on the Closing Date will have, access to all funds necessary to consummate the Merger and pay the aggregate Merger Consideration.

Section 4.05      Legal Proceedings.

     Purchaser  is not a party to any  action,  suit or  proceeding  that  would
materially   adversely  affect  the  ability  of  Purchaser  to  consummate  the transactions contemplated by this Agreement.

Section 4.06      Operations of Merger Sub.

     Merger Sub will be formed by Purchaser solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement. Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Purchaser, is not a party to any agreement other than as is necessary to effect the intent of this Agreement.

Section 4.07      Board Approval.

     Subject to certain conditions contained in Section 8.01 and 8.02, including, but not limited to receiving a third party fairness opinion (the "Opinion"), the Board of Directors of Purchaser (including any required committee or subgroup of the Board of Directors of Purchaser) has, as of the date of this Agreement, unanimously (i) declared the advisability of the Merger and approved this Agreement and the transactions contemplated hereby, (ii) determined that the Merger is in the best interests of the stockholders of Purchaser and (iii) necessary to effect the intent of this Agreement.

Section 4.08      Proxy Statement.

     The information to be supplied by Purchaser for inclusion in the Proxy Statement shall not at the time the Proxy Statement is filed with SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information to be supplied by Purchaser for inclusion in the Proxy Statement to be delivered to Purchaser's stockholders in connection with the Purchaser Stockholders' Meeting shall not, on the date the Proxy Statement is first mailed to Purchaser's stockholders, and at the time of Purchaser Stockholders' Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement provided by Purchaser in any earlier communication with respect to the solicitation of proxies for the Purchaser Stockholders' Meeting which has become false or misleading. If at any time prior to the Stockholder's Meeting, any event relating to Purchaser or any of its affiliates, officers or managers should be discovered by Purchaser which should be set forth in a supplement to the Proxy Statements, Purchaser shall promptly inform Seller of such event.

Section 4.09      Offers.

     The Seller acknowledges that Purchaser is permitted to receive general inquiries from third parties concerning potential transactions that would be in addition to, the transaction contemplated by this Agreement (an "Additional Transaction"), and to enter into an acquisition or stock purchase agreement with respect to one or more Additional Transactions.

                                   ARTICLE V.

                           CONDUCT PENDING ACQUISITION

Section 5.01      Conduct of Business Prior to the Effective Time.

     Except as expressly provided in this Agreement or with the prior written consent of Purchaser, during the period from the date of this Agreement to the Effective Time, Seller shall: (i) conduct its business in the ordinary and usual course consistent with past practices; (ii) maintain and preserve intact its business organization, properties, leases and advantageous business relationships and retain the services of its officers and key employees; (iii) take no action which would adversely affect or delay the ability of each of Seller to perform its covenants and agreements on a timely basis under this Agreement; (iv) take no action which would adversely affect or delay the ability of parties to obtain any necessary approvals, consents or waivers required for the transactions contemplated hereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction; and (v) take no action that results in or is reasonably likely to have a Material Adverse Effect on Seller.

Section 5.02      Forbearances of Seller.

     Without limiting the covenants set forth in Section 5.01 hereof, from the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, Seller will not:

     (a) change or waive any provision of its certificate of incorporation, charter or bylaws or any similar governing documents;

     (b) change the number of authorized or issued shares of its capital stock, issue any shares of Seller Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend or other distribution in respect of its capital stock, or purchase or redeem or otherwise acquire any shares of its capital stock, except that Seller may pay a preclosing dividend of certain Seller assets as set forth at Disclosure Letter 5.02;

     (c) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) involving a payment by Seller of $100,000 or more;

     (d) enter into any new line of business or introduce any new products;

     (e) grant or agree to pay any bonus (other than bonuses in the ordinary course of business, consistent with past practice), severance or termination payment (including, but not limited to discretionary severance pay) to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees;

     (f) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

     (g) merge or consolidate Seller with any other corporation; sell or lease all or any substantial portion of the assets or business of Seller; make any acquisition of all or any substantial portion of the business or assets of any other;

     (h) sell or otherwise dispose of the capital stock of Seller or sell or otherwise dispose of any asset of Seller other than in the ordinary course of business consistent with past practice;

     (i)  incur  any   indebtedness   for  borrowed   money  (or  guarantee  any
indebtedness for borrowed money) or subject any asset of Seller to any lien, pledge, security interest or other encumbrance;

     (j) take any action which would result in any of the representations and warranties of Seller set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article VIII hereof not being satisfied, except in each case as may be required by applicable law;

     (k) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing agreement or indebtedness to which Seller is a party, other than in the ordinary course of business, consistent with past practice;

     (l) enter into, renew, extend or modify any other transaction with any Affiliate;

     (m) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

     (n) make any capital expenditures in excess of $100,000 individually or $250,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth in the Disclosure Letter and other than expenditures necessary to maintain existing assets in good repair;

     (o) purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

     (p) undertake or, enter into any lease, contract or other commitment for its account, involving a payment by Seller of more than $25,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof;

     (q) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding; other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $50,000 individually or $100,000 in the aggregate;

     (r) other than in the ordinary course of business consistent with past practice and pursuant to policies currently in effect, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any individual, corporation or other entity or cancel, release or assign any indebtedness of any such person, except pursuant to contracts or agreements in force at the date of this Agreement and which are set forth in the Disclosure Letter; provided, however, that no sales may be made with recourse;

     (s) fail to maintain all its properties in repair, order and condition no worse than on the date of this Agreement other than as a result of ordinary wear and tear;

     (t) revoke Seller's election to be taxed as an S Corporation within the meaning of Code Sections 1361 and 1362 or take or allow any action that may result in the termination of Seller's status as a validly electing S Corporation within the meaning of Code Sections 1361 and 1362;

     (u) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes or otherwise, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, except as required by law, rule, regulation or GAAP; or

     (v) make any withdrawals from retained earnings (including the Accumulated Adjustments Account), other than for the payment of estimated taxes attributed to the income of Seller to be reported on the individual income tax return of Sellers exclusive of income reported as a result of the 338(h)(10) election contemplated in this agreement and exclusive of income reported as a result of the distribution of assets and except that Sellers may withdraw an amount equal to the earnings from January 1, 2007 through December 31, 2007 less $7.0 million ($4.2 million net of taxes) and also an amount equal to: the result obtained from multiplying the net earnings from January 1, 2008 through the end of the month prior to closing by 95%; or

     (w) agree to do any of the foregoing.

Section 5.03      Maintenance of Insurance.

     Seller shall maintain insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties, and the nature of its business.

Section 5.04      All Reasonable Efforts.

     Subject to the terms and conditions herein provided, Seller agrees to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

                                  ARTICLE VI.

                                    COVENANTS

Section 6.01       Current Information.

     (a) During the period from the date of this Agreement to the Effective Time, Seller will cause one or more of its representatives to confer with representatives of Purchaser and report the general status of its ongoing operations at such times as Purchaser may reasonably request. Seller will promptly notify Purchaser of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the known threat of material litigation involving Seller.

     (b) Seller shall promptly inform Purchaser upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Seller under any labor or employment law.

Section 6.02      Access to Properties and Records.

     Seller shall permit Purchaser reasonable access upon reasonable notice to its properties, and shall disclose and make available to Purchaser during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter Seller reasonably determines should be treated as confidential) and stockholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Purchaser may have a reasonable interest. Seller shall provide and shall request its auditors to provide Purchaser with such historical financial information regarding it (and related audit reports, consents and work papers) as Purchaser may reasonably request. Purchaser shall use commercially reasonable efforts to minimize any interference with Seller's regular business operations during any such access to Seller's property, books and records. Seller shall permit Purchaser, at Purchaser's expense, to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or occupied by Seller.

Section 6.03      Financial and Other Statements.

     (a) Promptly upon receipt thereof, Seller will furnish to Purchaser copies of the audit of the financial statements of Seller made by its independent accountants and copies of all internal control reports submitted to Seller by such accountants in connection with such audit of the financial statements of Seller.

     (b) With reasonable promptness Seller will furnish to Purchaser such additional financial data that Seller possesses and as Purchaser may reasonably request, including without limitation, detailed monthly financial statements.

Section 6.04      Disclosure Letter Supplements.

     From time to time prior to the Effective Time, Seller will promptly supplement or amend the Disclosure Letter delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Letter or which is necessary to correct any information in such Disclosure Letter which has been rendered materially inaccurate thereby.

Section 6.05      Consents and Approvals of Third Parties.

     In addition to the Obligations of Article VI hereunder, Seller shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement.

Section 6.06      Failure to Fulfill Conditions.

     In the event that Seller determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify Purchaser.

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

Section 6.07      Employee Benefits.

     (a) In the event there are suitably qualified employees of Seller whose positions do not continue after the Effective Time, the Purchaser intends to approach them to fill vacancies within the Purchaser wherever possible. Purchaser will review all Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans.

Section 6.08      Voting Agreements.

     James E. Shafer and Pauletta Sue Shafer shall each execute a voting agreement substantially in the form attached as Exhibit A as of the date hereof.

Section 6.09      Tax Periods Ending On or Before the Closing Date.

     (a) Purchaser and Seller have agreed upon the methodology to be employed to determine the allocation of the Merger Consideration among the assets of Seller for purposes of preparing a properly completed form 8594 and any comparable form required under state or local law and such methodology is reflected on the Disclosure Letter (the "Allocation Statement"). Purchaser and Seller will agree upon an allocation on and as of the Closing Date employing the methodology included in the Allocation Statement. Purchaser and Seller will report the tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation and will not take any position inconsistent therewith.

     (b) Seller (or its shareholders) will prepare or cause to be prepared and file or cause to be filed all tax returns for all periods ending on or prior to the Closing Date which are filed after the Closing Date other than income tax returns with respect to periods for which a consolidated income tax return of Seller will include the operations of Merger Sub. Seller (or its shareholders) will permit Purchaser to review and comment on each such tax return described in the preceding sentence prior to filing.

Section 6.10      Cooperation on Tax Matters.

     (a) The parties hereto will cooperate fully, as and to the extent reasonably requested by any other party or the Seller shareholders, in connection with the filing of tax returns pursuant to this Section and any audit, litigation or other proceeding with respect to all taxes. Such cooperation will include the retention and (upon any other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Merger Sub and Seller agree (i) to retain all books and records with respect to tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Seller or its shareholders, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any regulatory authority, and (ii) to give the other parties (and Seller shareholders) reasonable written notice prior to transferring, destroying or discarding any such books and records and, if any such person so requests, Merger Sub or Seller, as the case may be, will allow such person to take possession of such books and records.

     (b) Purchaser and Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any regulatory authority or any other person as may be necessary to mitigate, reduce or eliminate any tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

     (c) Purchaser and Seller further agree, upon request, to provide the other party (or Seller shareholders) with all information that such person may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

Section 6.11      Employment of James E. Shafer.

     Purchaser agrees to enter into a three year employment  contract with James
E. Shafer effective at the Closing Date substantially in the form attached. Such agreement has been reviewed by Mr. Shafer.

Section 6.12      338(h)10 Election.

     (a) ss.338(h)(10) Election. Purchaser, Seller and each Seller shareholder shall join in making an election under Internal Revenue Code ss.338(h)(10) (and any corresponding election under state, local, and foreign tax law) with respect to the purchase and sale of stock hereunder (collectively, a "ss.338(h)(10) Election"). Each Seller shareholder shall include any income, gain, loss, deduction, or other tax item resulting from the ss.338(h)(10) Election on his or her tax returns to the extent required by applicable law. Purchaser further agrees that it will provide as additional consideration to the Seller shareholder the amount equal to any additional tax liability resulting from this election as mutually agreed to by the Purchaser and Seller.

     (b) Purchase Price Allocation. Purchaser, Seller and Seller shareholders agree that the per share Consideration and Seller liabilities (plus other relevant items) will be allocated to the assets of Seller for all purposes (including tax and financial accounting) in a manner consistent with Code ss.ss.338 and 1060 and the regulations thereunder. The parties further agree that the fair market value of the Seller's fixed assets shall be equal to their tax basis. Purchaser, Seller and each Seller shareholder shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with such values.

Section 6.13      Purchaser to become Guarantor of Seller Debt.

     Purchaser agrees to use its best efforts prior to closing, to arrange to become the guarantor of Seller debt, effective at closing, in which James E. Shafer and Pauletta Sue Shafer currently act as guarantor.

Section 6.14      Purchaser Note

     In the event that Seller does not have sufficient cash available to make the payments contemplated by Section 5.02(v), Purchaser agrees to issue to James
E. Shafer and Pauletta Sue Shafer a note in such amount. Such note shall be repaid from account receivables attributable to Seller's business as such receivables are collected. The note shall bear interest equal to the prevailing federal funds rate. ARTICLE VII.

                          REGULATORY AND OTHER MATTERS

Section 7.01      Meeting of Stockholders.

     (a) Seller shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of considering and voting on approval of this Agreement and the Merger, and for such other, purposes as may be, in Seller's reasonable judgment, necessary or desirable (the "Seller Stockholders Meeting"). In lieu of holding a Seller Stockholders Meeting, if permitted by Seller's Certificate of Incorporation, Bylaws and the WVBCA, Seller may obtain stockholder approval by means of a consent solicitation. In connection with the solicitation of proxies with respect to the Seller Stockholders Meeting, the Board of Directors of Seller shall recommend approval of this Agreement to the Seller Stockholders and cooperate and consult with Purchaser with respect to each of the foregoing matters. Seller shall use its best efforts to solicit approval of the Merger.

     (b) Purchaser shall, once it has completed the negotiation of such acquisition(s) as it deems in the best interests of its stockholders and required in order to have a business combination or combinations in which the fair market value of the business or businesses acquired simultaneously is equal to at least 80% of the Purchaser's net assets (excluding any deferred compensation held by Ferris Baker Watts, Incorporated), prepare the Proxy Statement as described in Section 7.02 below.

Section 7.02      Proxy Statement.

     As soon as practicable after entering into the acquisitions  referred to in
Section 7.01(b), Purchaser shall prepare a Proxy Statement, for the purpose of taking such stockholder action on the Merger, this Agreement, any other acquisition(s) it has entered into, and any revisions to its Certificate of Incorporation contemplated by Purchaser, and file such Proxy Statement with the SEC in preliminary form, respond to comments of the staff of the SEC and promptly mail the Proxy Statement to the holders of record (as of the applicable record date) of shares of voting stock of Purchaser.

Section 7.03      Regulatory Approvals.

     Each of Seller and Purchaser will cooperate with the other and use all reasonable efforts to promptly prepare and file any necessary documentation to obtain any necessary regulatory approvals. Seller and Purchaser will furnish each other and each other's counsel with all information concerning themselves, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Seller or Purchaser to any regulatory or governmental body in connection with the Merger and the other transactions contemplated by this Agreement. Each party acknowledges that time is of the essence in connection with the preparation and filing of the documentation referred to above. Seller shall have the right to review and approve in advance all characterizations of the information relating to Seller which appears in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, Seller and Purchaser shall each furnish to the other a copy of each publicly available portion of such filing made in connection with the transactions contemplated by this Agreement with any governmental body promptly after its filing.

                                 ARTICLE VIII.

                               CLOSING CONDITIONS

Section 8.01      Conditions to Each Party's Obligations under this Agreement.

     The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

     (a) Stockholder Approval. (i) Seller shall enter into an Additional Transaction to ensure that Seller's initial combinations have an aggregate fair market value of at least 80% of Seller's net assets (excluding deferred compensation or Ferris Baker Watts, incorporated); (ii) this Agreement and the transactions contemplated hereby, which shall include approval of another business combination to ensure that Purchaser's initial business combinations have an aggregate fair market value of at least 80% of Purchaser's net assets

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(excluding deferred compensation of Ferris Baker Watts, Incorporated) shall have been approved by the requisite vote of the stockholders of Purchaser and Seller in accordance with applicable law and regulations.

     (b) Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or regulatory agency, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

     (c) Regulatory Approvals. All required regulatory approvals, consents, permits and authorizations shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired; and no such regulatory approval shall include any condition or requirement, that would, in the judgment of the Board of Directors of Purchaser, have a Material Adverse Effect on (x) Seller or (y) Purchaser.

     (d) Simultaneous Closing. Seller acknowledges and agrees that the closing of the Merger must be simultaneous with such other acquisition(s) that, in the aggregate, have a fair market value of at least 80% of Purchaser's net assets (excluding deferred compensation of Ferris Baker Watts, Incorporated).

Section 8.02 Conditions to the Obligations of Purchaser under this Agreement.

     The obligations of Purchaser under this Agreement shall be further subject to the satisfaction of the conditions set forth in this Section 8.02 at or prior to the Closing Date:

     (a) Representations and Warranties. Each of the representations and warranties of Seller set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), and Seller shall have delivered to Purchaser a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Seller as of the Effective Time.

     (b) Agreements and Covenants. Seller shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Purchaser shall have received a certificate signed on behalf of Seller by the Chief Executive Officer and Chief Financial Officer of Seller to such effect dated as of the Effective Time.

     (c) Good Standing. Purchaser shall have received certificates (such certificates to be dated as of a day as close as practicable to the Closing
Date) from appropriate authorities as to the good standing or corporate existence, as applicable, of Seller.

     (d) Third Party Consents. Seller shall have obtained the consent or approval of each person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument to which Seller is a party or is otherwise bound.

     (e) Other Documents. Seller will furnish Purchaser with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.02 or as are customary for transaction of the type provided for herein as Purchaser may reasonably request.

     (f) Objecting/Converting Stockholders. Stockholders of Purchaser holding 20% or more of the shares sold in its initial public offering do not vote against the Acquisition and any Additional Transaction and do not exercise their conversion rights as set forth in the Purchaser's Certificate of Incorporation.

     (g) Dissenting Shareholders. None of the Seller's shareholders have indicated their intent to exercise their dissenter's right of appraisal.

     (h) Fairness Opinion. Purchaser shall have received an opinion from a firm specializing in the evaluation of businesses to the effect that the fair market value of the Seller plus any Additional Transaction entered into by Purchaser is equal to at least 80% of Purchaser's net assets (excluding any deferred compensation held by Ferris Baker Watts, Incorporated).

Section 8.03 Conditions to the Obligations of Seller under this Agreement.

     The obligations of Seller under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 8.03 at or prior to the Closing Date:

     (a) Representations and Warranties. Each of the representations and warranties of Purchaser set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each representation or warranty that is not so qualified shall be true and correct in all material respects, in each case, as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date), and Purchaser shall have delivered to Seller a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Purchaser as of the Effective Time.

     (b) Agreements and Covenants. Purchaser shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by it at or prior to the Effective Time, and Seller shall have received a certificate signed on behalf of Purchaser by the Chief Executive Officer and Chief Financial Officer of Purchaser to such effect dated as of the Effective Time.

     (c) Payment of Merger Consideration. Purchaser shall have delivered the Merger Consideration to the Paying Agent on or before the Closing Date and the Paying Agent shall provide Seller with a certificate evidencing such delivery.

     (d) Good Standing. Seller shall have received a certificate (such certificate to be dated as of a day as close as practicable to the Closing Date) from the appropriate authority as to the good standing or corporate existence, as applicable of each of Purchaser and Merger Sub.

     (e) Other Documents. Purchaser will furnish Seller with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 8.03 or as are customary for transaction of the type provided for herein as Seller may reasonably request.

                                  ARTICLE IX.

                                   THE CLOSING

Section 9.01      Time and Place.

     Subject to the provisions of Articles VIII and X hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m., or at such other place or time upon which Purchaser and Seller mutually agree. A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m. on the day prior to the Closing Date.

Section 9.02      Deliveries at the Pre-Closing and the Closing.

     At the Pre-Closing there shall be delivered to Purchaser and Seller the opinions, certificates, and other documents and instruments required to be delivered at the Closing under Article IX hereof. At or prior to the Closing, Purchaser shall deliver the Merger Consideration as set forth under Section 8.03(c) hereof.

ARTICLE X.

                        TERMINATION, AMENDMENT AND WAIVER

Section 10.01      Termination.

     This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Seller:

     (a) At any time by the mutual written agreement of Purchaser and Seller;

     (b) By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement (subject to the standard set forth in Section 8.02(a) or 8.03(a), as applicable) on the part of the other party, which breach by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such breach by the terminating party to the other party;

     (c) By either party (provided, that the terminating party is not then in breach of any representation or warranty or breach of any covenant or other agreement contained herein) if there shall have been a failure to perform or comply in any material respect with any of the covenants, agreements or conditions to each parties' obligations have not been satisfied, all as set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Termination Date or shall not have been cured within 30 days after written notice of such failure by the terminating party to the other party;

     (d) At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by Purchaser and Seller; provided, that no party may terminate this Agreement pursuant to this Section 10.01(d) if the failure of the Closing to have occurred on or before said date was due to such party's willful breach of any representation or warranty or material breach of any covenant or other agreement contained in this Agreement;

     (e) By either party if (i) final action has been taken by any regulatory agency whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby,
(ii) any regulatory agency whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

     (f) By either party, if Stockholder Approval shall have not been obtained at the Seller Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

     (g) By Purchaser if prior to obtaining Stockholder Approval the Board of Directors of Seller fails to publicly reaffirm its adoption and recommendation of this Agreement, the Merger or the other transactions contemplated by this Agreement within ten business days of receipt of a request by Purchaser to provide such reaffirmation.

     (h) By either party, if Stockholder Approval of the transactions contemplated by this Agreement as well as an Additional Transaction that ensures that Purchaser's initial business combinations have an aggregate fair market value of at least 80% of Purchaser's net assets (excluding deferred compensation of Ferris Baker Watts, Inc.) has not been obtained at the Purchaser Stockholders Meeting duly convened therefore or at any adjournment or postponement thereof.

Section 10.02     Effect of Termination.

     (a) In the event of termination of this Agreement pursuant to any provision of Section 10.01, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.02, 11.01, 11.06, 11.09, 11.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

     (b) If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

     (i) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (ii) (ii) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall be liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

Section 10.03     Amendment, Extension and Waiver.

     Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Seller), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Seller, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or value, or changes the form of, the Merger Consideration to be delivered to Seller's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI.

                                  MISCELLANEOUS

Section 11.01     Public Announcements.

     Seller and Purchaser shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Seller nor Purchaser shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

Section 11.02     Survival.

     All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

Section 11.03     Notices.

     All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:


       If to Seller, to:                 Marshall T. Reynolds
                                         Chairman of the Board and
                                          Chief Executive Officer
                                         Energy Services Acquisition Corp.
                                         2450 First Avenue
                                         Huntington, West Virginia  25703

       With required copies to:          Alan Schick, Esq.
                                         Luse Gorman Pomerenk & Schick, P.C.
                                         5335 Wisconsin Avenue, NW, Suite 400
                                         Washington, DC  20015
                                         Fax: (202) 362-2902

       If to Purchaser, to:              James E. Shafer and Pauletta Sue Shafer
                                         359 Spencer Road
                                         Clendenin, West Virginia  25045

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three business days after being delivered to the U.S. mail, postage prepaid; or (c) one business day after being delivered to the overnight courier.

Section 11.04     Parties in Interest.

     This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as specifically provided in this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement. Nothing in this Agreement is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 11.05     Complete Agreement.

     This Agreement, including the Exhibits hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

Section 11.06     Counterparts.

         This Agreement may be executed in two or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

Section 11.07     Severability.

     In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 11.08     Governing Law.

     This Agreement shall be governed by the laws of the State of West Virginia, without giving effect to its principles of conflicts of laws.

Section 11.09     Interpretation.

     When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement.
References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.01(a)" would be part of "Section 5.01" and references to "Section 5.01" would also refer to material contained in the subsection described as "Section 5.01(a)"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

Section 11.10     Specific Performance.

     The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, Purchaser and Seller have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.



                                       ENERGY SERVICES ACQUISITION CORP.



                                       By: /s/ Marshall T. Reynolds
                                          -------------------------------------
                                           Marshall T. Reynolds
                                           Chairman of the Board and
                                            Chief Executive Officer



                                       S. T. PIPELINE, INC.



                                       By: /s/ James E. Shafer
                                          -------------------------------------
                                           James E. Shafer
                                           President and Chief Executive Officer



                                       By: /s/ Pauletta Sue Shafer
                                          --------------------------------------
                                           Pauletta Sue Shafer


                                           /s/ James E. Shafer
                                          --------------------------------------
                                           James E. Shafer
                                           (In his individual capacity)


                                           /s/ Pauletta Sue Shafer
                                           -------------------------------------
                                           Pauletta Sue Shafer
                                           (In her individual capacity)

                                                                       EXHIBIT A

                                VOTING AGREEMENT

                                                                January 22, 2008

Energy Services Acquisition Corp.



Ladies and Gentlemen:

     Energy Services Acquisition Corp. (the "Purchaser") and S.T. Pipeline, Inc. (the "Seller") have entered into an Agreement and Plan of Merger dated as of January 22, 2008 (the "Merger Agreement"), pursuant to which, subject to the terms and conditions set forth therein, (a) Seller will merge with and into a corporation to be formed as a wholly owned Subsidiary of the Energy Services Acquisition Corp. (the "Merger") and (b) stockholders of Seller will receive the Merger Consideration stated in the Merger Agreement. Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement.

     Purchaser has requested, as a condition to its execution and delivery of the Merger Agreement, that the undersigned, being a director or officer of Seller, execute and deliver to Purchaser this Letter Agreement (the "Agreement").

     The undersigned (the "Stockholder"), in order to induce Purchaser to execute and deliver the Merger Agreement, and intending to be legally bound, hereby irrevocably:

     (a) Agrees to be present (in person or by proxy) at all meetings of stockholders of Seller called to vote for approval of the Merger so that all shares of common stock of Seller over which the undersigned or a member of the undersigned's immediate family now has sole or shared voting power (including any shares acquired by the Stockholder prior to the record date for such meetings) will be counted for the purpose of determining the presence of a quorum at such meetings and to vote, or cause to be voted, all such shares (i) in favor of approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any amendments or modifications of the terms thereof approved by the Board of Directors of Seller), and (ii) against approval or adoption of any other merger, business combination, recapitalization, partial liquidation or similar transaction involving Seller, it being understood that as to immediate family members, the undersigned will use his/her reasonable efforts to cause the shares to be present and voted in accordance with (i) and (ii) above;

     (b) Agrees not to vote or execute any written consent to rescind or amend in any manner any prior vote or written consent, as a stockholder of Seller, to approve or adopt the Merger Agreement;

     (c) Agrees not to sell, transfer or otherwise dispose of any Seller Common Stock on or prior to the date of any meeting of Seller Stockholders to vote on the Merger Agreement, except for transfers to charities, charitable trusts, or other charitable organizations under Section 501(c)(3) of the Internal Revenue Code, lineal descendants or the spouse of the undersigned, or to a trust or other entity for the benefit of one or more of the foregoing persons, provided that the transferee agrees in writing to be bound by the terms of this letter agreement;

     (d) Represents that Stockholder (i) has full power, corporate or otherwise, to enter into this Agreement and that it is a valid and binding obligation enforceable against the undersigned in accordance with its terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general equitable principles, (ii) is the beneficial owner of all shares of Seller Common Stock as indicated on the final page of this Agreement (the "Shares"), which at the date hereof are, and at all times up until the Termination Date will be, free and clear of any liens, claims, options, charges, proxies or voting restrictions or other encumbrances, and (iii) does not beneficially own any shares of capital stock of Seller other than the Shares;

     (e) Agrees that Stockholder will not, and will cause his or her representatives and agents not to, directly or indirectly (i) initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, or (ii) enter into or maintain or continue discussions or negotiate with any Person in furtherance of or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize any of its representatives or agents to take any such action; provided, however, that nothing in this clause (e) shall prohibit Stockholder from taking actions in such Stockholder's capacity as director or executive officer of the Seller in accordance with Section 6.07 of the Merger Agreement;

     (f) Agrees to execute and deliver any additional documents necessary, in the reasonable opinion of Purchaser, to carry out the intent of this Agreement;

     (g) Agrees not to assert, demand or exercise any rights of appraisal or dissenters in connection with the Merger;

     (h) Agrees that if any term or other provision of this Agreement is determined to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to the Purchaser. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, Stockholder and Purchaser shall negotiate in good faith to modify this Agreement so as to effect the original intent of this Agreement as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible;

(i) Agrees that this Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of Stockholder and Purchaser and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of Stockholder and Purchaser may be assigned by either Stockholder or Purchaser without the prior written consent of the other;

     (j) Agrees that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof or was otherwise breached. It is accordingly agreed that Purchaser shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in any state or federal court in the State of New York, in addition to any other remedy to which Purchaser may be entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to any such remedy are hereby waived;

     (k) Agrees that this Agreement shall be governed by, and interpreted in accordance with the laws of the State of West Virginia, without regarding to conflicts of laws principles thereof; and

     (l) The obligations set forth herein shall terminate concurrently with any termination of the Merger Agreement.

                   -------------------------------------------

         The undersigned intends to be legally bound hereby.


                                        Sincerely,


                                        ----------------------------------------
                                        Name:
                                        Title:


                                        Address for Notice:


                                        ----------------------------------------

                                        ----------------------------------------

                                        ----------------------------------------



                                        Shares beneficially owned:

                                        ----------------------------------------
                                        shares of Common Stock of ____________

                                                                       EXHIBIT B

                                 PLAN OF MERGER

     This PLAN OF MERGER dated as of ___________, 2008 (the "Plan of Merger") is entered into by and between Energy Services Merger Sub, Inc. (the "Merger Sub"), a West Virginia corporation, and S.T. Pipeline, Inc., a West Virginia corporation (the "Seller"). Capitalized terms not otherwise defined herein shall have the meanings set forth in the Merger Agreement (as defined below).

     WHEREAS, pursuant to an Agreement and Plan of Merger, dated as of January 22, 2008 (the "Merger Agreement"), by and between Energy Services Acquisition Corp. (the "Purchaser") and Seller, Seller will merge with and into Merger Sub, a wholly owned Subsidiary of Purchaser (the "Merger"); and

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     Section 1. The Merger. On the effective date, Merger Sub shall be merged with and into Seller, with Seller being the surviving entity (the "Merger"). The Merger shall be subject to the terms and conditions of the Merger Agreement. Upon completion of the Merger, the separate corporate existence of Merger Sub shall thereupon cease. Seller shall continue to be governed by the laws of the State of West Virginia and its separate corporate existence with all of its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger.

     Section  2.  Name of  Surviving  Corporation.  The  name  of the  surviving
corporation   in   the   Merger   (the   "Surviving   Corporation")   shall   be
"____________________".

     Section 3. Location of Offices. The business of the Surviving Corporation shall be conducted at its administrative office at ____________________________________________________, and at all other locations where Seller was legally authorized to carry out its business immediately prior to the Merger.

Section 4.        Effect on Outstanding Shares.

     (a) By virtue of the Merger, automatically and without any action on the part of the holder thereof, each share of Seller Common Stock issued and outstanding at the effective time of the Merger (the "Effective Time"), (i) shares held directly or indirectly by Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted), and (ii) Treasury Stock shall become and be converted into the right to receive the merger consideration set forth at Section 2.02 of the Merger Agreement.

     (b) At the Effective Time, each share of Seller Common Stock held directly or indirectly by Purchaser (other than shares held in a fiduciary capacity or in satisfaction of a debt previously contracted) and Treasury Stock shall be cancelled and retired and cease to exist, and no exchange or payment shall be made with respect thereto.

     (c) The shares of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall become shares of the Surviving Corporation at the Effective Time by virtue of the Merger, automatically and without any action on the part of the holder thereof, and shall thereafter constitute all of the issued and outstanding shares of the capital stock of the Surviving Corporation.

                                      B-1

     Section 5. Assets and Liabilities. At the Effective Time, all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights, and credits) then owned by Seller shall pass to and vest in the Surviving Corporation without any conveyance or other transfer. The Surviving Corporation shall be deemed to be a continuation of Seller. The rights and obligations, including liabilities, of Seller shall become the rights and obligations of the Surviving Corporation.

     Section 6. Directors and Officers. At the Effective Time, the directors and officers of Merger Sub shall become the directors and officers of the Surviving Corporation.

     Section 7. Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation and bylaws of Seller shall be amended in their entirety to conform to the certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the Effective Time and shall become the certificate of incorporation and bylaws of the Surviving Corporation.

     Section 8. Termination. This Plan of Merger shall be terminated automatically without further act or deed of either of the parties hereto in the event of the termination of the Merger Agreement in accordance with Article X thereof.

     Section 9. Stockholder Approval. The transactions contemplated by this Plan of Merger have been approved by the affirmative vote of a majority of the outstanding shares of Seller as sole shareholder of Merger Sub.

     Section 10. Amendments. This Plan of Merger may be amended by a subsequent writing signed by the parties hereto upon the approval of the board of directors of each of the parties hereto.

     Section 11. Counterparts. This Plan of Merger may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one instrument.

     Section 12. Successors. This Plan of Merger shall be binding upon the successors of Seller.

     Section 13. Governing Law. This Plan of Merger shall be governed by, and interpreted in accordance with the laws of West Virginia, without regarding to conflicts of laws.

     Section 14. Severability. In the event that any one or more provisions of this Plan of Merger shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Plan of Merger and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Plan of Merger.

     Section 15. Captions and References. The captions contained in this Plan of Merger are for convenience of reference only and do not form a part of this Plan of Merger.

                            [Signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be duly executed as of the date first above written.


                                                ENERGY SERVICES MERGER SUB, INC.

                                            By:
                                                --------------------------------
                                                Name
                                                Title

     I, ________________, the duly elected, qualified and acting Secretary of Energy Services Merger Sub, Inc., hereby certify that this Agreement and Plan of Merger has been approved and adopted by Energy Services Acquisition Corp., the sole stockholder of Energy Services Merger Sub, Inc., as of ____________________, 2008.


                                            By:
                                                 -----------------------
                                                 [Name]
                                                 Secretary



                                                 S.T. PIPELINE, INC.

                                            By:
                                                 ---------------------------
                                                 [Name]
                                                 [Title]


     I, _________________________, the duly elected, qualified and acting Secretary of Energy Services Acquisition Corp. hereby certify that this Agreement and Plan of Merger has been approved and adopted by Energy Services Acquisition Corp., as of ___________________, 2008.



                                                  ------------------------------
                                                  Marshall T. Reynolds
                                                  Chairman of the Board and
                                                   Chief Executive Officer

                                      B-3